Exhibit 23.1

Consent of Independent Auditors

The Board of Directors of
The Macerich Company:

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-176762, 333-107063, and 333-121630) and Form S-8 (Nos. 33-84038, 33-84040, 333-40667, 333-42309, 333-42303, 333-57898, 333-69995, 333-108193, 333-120585, 333-161371,  333-00584, 333-186915 and 333-186916) of The Macerich Company of our report dated March 28, 2013, with respect to the Statement of Revenues and Certain Expenses of Green Acres Mall for the year ended December 31, 2011, which report appears in this Form 8-K/A of The Macerich Company dated March 28, 2013.

/s/ KPMG LLP

Los Angeles, California
March 28, 2013